Exhibit 10.1

LEASE TERMINATION AGREEMENT

THIS LEASE TERMINATION AGREEMENT (this “Agreement”) is entered into as of this 23rd day of August, 2007, by and between BIOMED REALTY, L.P., a Maryland limited partnership (“Landlord”) and INFOSONICS CORPORATION, a Maryland corporation (“Tenant”).

RECITALS

A.            WHEREAS, The Lichter Family Trust First Amended and Restated Declaration of Trust Dated November 7, 1996 and The Satterlee Family Trust UTD April 24, 1986 (collectively “Original Landlord”), and Tenant are parties to that certain Building Lease Agreement dated as of January 26, 2004 (as amended, the “Lease”) which pertains to the leasing of approximately 31,925 square feet of that certain building located at 5880 Pacific Center Blvd., San Diego, California 92121 (the “Building”) and associated land and other improvements;

B.            WHEREAS, Landlord has contracted to acquire ownership of the Building and associated land and other improvements from the Original Landlord and thereby succeed Original Landlord as the landlord under the Lease (the “Contemplated Acquisition”) as more particularly described in that certain Purchase and Sale Agreement dated July 17, 2007 between Original Landlord, as Seller, and Landlord, as Purchaser (the “Purchase Agreement”);

C.            WHEREAS, conditioned upon the closing of the Contemplated Acquisition, Landlord and Tenant desire to terminate the Lease in accordance with the following provisions.

AGREEMENT

NOW, THEREFORE, Landlord and Tenant, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, agree as follows:

1.             Termination Date.  The termination date of the Lease shall be September 30, 2007 (the “Termination Date”).

2.             Termination of Lease.  The parties hereby terminate the Lease as of the Termination Date, and on the Termination Date the Lease shall be fully and finally surrendered and terminated and shall no longer be of any force or effect, except for those provisions that, by their express terms, survive the expiration or earlier termination thereof.

3.             Termination Payment.    As consideration for the execution of this Agreement, Landlord shall pay to Tenant the sum of Two Million One Hundred Forty-Seven Thousand Dollars ($2,147,000) (the “Termination Payment”) upon the Closing (as defined in the Purchase Agreement) of the Contemplated Acquisition.

4.             Release of Liability.  Conditioned on the performance by the parties of the provisions of this Agreement, Landlord and Tenant fully and unconditionally release, cancel,

annul, rescind, discharge, disclaim, waive and release any and all rights and benefits it may have under the Lease arising from and after the Termination Date, except for those provisions that, by their express terms, survive the expiration or earlier termination thereof. In connection with this Section 4, each of Landlord and Tenant expressly waives the benefits of Section 1542 of the California Civil Code, which provides as follows:  “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”  LANDLORD AND TENANT EACH ACKNOWLEDGES AND AGREES THAT IT HAS BEEN REPRESENTED BY LEGAL COUNSEL OF ITS CHOICE IN CONNECTION WITH THIS AGREEMENT, AND THAT SUCH COUNSEL HAS EXPLAINED TO IT THE PROVISIONS OF THIS SECTION 4.  BY INITIALING BELOW, LANDLORD AND TENANT EACH CONFIRMS IT HAS AGREED TO THE PROVISIONS OF THIS SECTION 4.

LANDLORD’S INITIALS:                          TENANT’S INITIALS:

5.             Quitclaim.  To the extent, if any, that the Lease gives Tenant any right, title or interest in or to the Premises, Tenant does hereby remise, release and quitclaim to Landlord such right, title or interest in or to the Premises and shall execute and deliver to Landlord any documentation reasonably requested by Landlord to effect or document such remise, release and quitclaim.

6.             Condition of Premises.  Prior to the Termination Date, Tenant shall surrender the Premises to Landlord in the condition required by the Lease upon termination.

7.             Security Deposit.  The Security Deposit (as defined in the Lease) shall be released to Tenant in accordance with the provisions of the Lease.

8.             Representation of Parties.  Each party represents that it has not made any assignment, sublease, transfer, conveyance or other disposition of the Lease or any interest therein, nor made or entered into any agreement that would result in any mechanic’s lien or other claim, demand, obligation, liability, action or cause of action arising from or with respect to the Lease or the Premises (other than that certain sublease between Tenant, as sublandlord, and Artes Medical Inc., as subtenant, dated as of June 1, 2005).

9.             Condition Precedent.   This Agreement shall not be effective until, and it shall be a condition precedent to the effectiveness of this Agreement that, the Closing (as defined in the Purchase Agreement) of the Contemplated Acquisition between Original Landlord and Landlord shall have occurred and that the Termination Payment shall have been made to the Tenant.   If the Closing of the Contemplated Acquisition does not occur by September 15, 2007, this Agreement shall become null and void.

10.           Miscellaneous.

a.             Voluntary Agreement.  The parties have read this Agreement and the mutual releases contained in it, and have freely and voluntarily entered into this Agreement.

b.             Attorneys’ Fees.  If either party commences an action against the other party arising out of or in connection with this Agreement, the prevailing party shall be entitled to recover from the losing party reasonable attorneys’ fees and costs of suit.

c.             Successors.  This Agreement shall be binding on and inure to the benefit of the parties and their successors and assigns.

d.             Counterparts.  This Agreement may be executed in one or more counterparts that, when taken together, shall constitute one original.

e.             Governing Law.  This Agreement shall be governed by the law of the State of California.

f.              Severability.  If a court of competent jurisdiction finds any provision in this Agreement to be invalid, illegal, or otherwise unenforceable, that determination will not affect any other provision of this Agreement.  The invalid provision will be severed from this Agreement and all remaining provisions will continue to be enforceable by its terms and of full force and effect.

g.             Defined Terms.  Capitalized terms not otherwise defined herein shall have the meanings given them in the Lease.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day hereinabove first written.

LANDLORD:

BIOMED REALTY, L.P.

a Maryland limited partnership

By:
Name:	Gary A Kreitzer
Its:	Executive VP

TENANT:

INFOSONICS CORPORATION
a Maryland corporation

By:
Name:	Jeff Klausner
Its:	CFO